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                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("AGREEMENT") is made and entered into effective as of October 31, 2000 ("EFFECTIVE DATE") by and between XETA TECHNOLOGIES, INC., an Oklahoma corporation ("PURCHASER"), and PRO NETWORKS CORPORATION, a Missouri corporation ("SELLER") and NANCY RHEA SARGENT, individually and as Trustee of the Nancy Rhea Sargent Revocable Living Trust dated December 17, 1999, and JOHN GERARD SARGENT, individually and as Trustee of the John Gerard Sargent Revocable Living Trust dated December 17, 1999 (collectively hereinafter referred to, jointly and severally, as the "PRINCIPAL SHAREHOLDER").

                                    RECITALS

                  A. Seller is in the business of providing computer networking sales and service (the "BUSINESS").

                  B. Seller desires to sell the Business to Purchaser as a going concern and in connection therewith sell substantially all of Seller's assets to Purchaser, and Purchaser desires to purchase such Business and assets, and to assume certain of Seller's liabilities relating thereto, upon the terms and conditions set forth in this Agreement (the "ASSET PURCHASE").


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

                                    ARTICLE I
                            TERMS AND INTERPRETATION

         1.1 Definitions. Capitalized terms used in this Agreement shall have the following meanings:

                  1.1.1 "AFFILIATE" of, or "AFFILIATED" with, a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person or entity.

                  1.1.2 "ASSETS" has the meaning set forth in Section 2.1.

                  1.1.3 "ASSUMED LIABILITIES" means the liabilities and obligations of the Seller or relating to the Seller's business or operations to be assumed by Purchaser at the Closing in accordance with
         Section 2.7.

                  1.1.4 "CLOSING" has the meaning set forth in Section 3.1.



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                  1.1.5 "CLOSING DATE" has the meaning set forth in Section 3.1.

                  1.1.6 "CLOSING DATE BALANCE SHEET" has the meaning set forth in Section 2.5.

                  1.1.7 "CLOSING EQUITY CERTIFICATE" has the meaning set forth in Section 2.5.

                  1.1.8 "CLOSING EQUITY VALUE" has the meaning set forth in
         Section 2.5.

                  1.1.9 "CODE" means the Internal Revenue Code of 1986, as amended.

                  1.1.10 "DAMAGES" has the meaning set forth in Section 10.2.

                  1.1.11 "EARNOUT" has the meaning set forth in Section 2.2(c).

                  1.1.12 "EBITDA" has the meaning set forth in Section 2.2(c).

                  1.1.13 "EBITDA TARGET" has the meaning set forth in Section 2.2(c).

                  1.1.14 "EMPLOYMENT AGREEMENT" has the meaning set forth in
         Section 4.1.

                  1.1.15 "ENCUMBRANCES" means all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, preemptive rights, rights of first refusal, reservations, restrictions or other encumbrances or material defects in title.

                  1.1.16 "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means any federal, state or local Law, including, without limitation, any judicial or administrative interpretation thereof, any judicial or administrative order, consent decree or judgment, or agreement with any Governmental Authority, relating to (a) pollution, exposure to oil, pollutants, contaminants, hazardous or toxic materials or waste, (b) the protection, preservation or restoration of the environment, including laws relating to exposures to, or emissions, discharges, releases or threatened releases of oil, pollutants, contaminants, hazardous or toxic materials or wastes into ambient air, surface water, ground water or land surface or subsurface strata or (c) the manufacture, processing, labeling, distribution, use, treatment, storage, transport, handling or disposal of oil, pollutants, contaminants, hazardous or toxic materials or wastes or relating to the environment, plant and animal life, natural resources or health, safety or any Hazardous Substance, in each case as amended from time to time prior to the Closing Date. "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" include, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101 et seq., the Atomic Energy Act, 42 U.S.C. Sections 2011 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq., and the



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         Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq., in
         each case as amended from time to time prior to the Closing Date, and any other federal, state or local Laws now or hereafter relating to any of the foregoing, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

                  1.1.17 "ESCROW AGENT" means BANK ONE TRUST COMPANY, N. A.

                  1.1.18 "ESCROW AGREEMENT" means the agreement among Seller, Purchaser and the Escrow Agent in the form attached as Exhibit 1.1.18 governing the receipt and application of the Escrow Deposit.

                  1.1.19 "ESCROW DEPOSIT" means the funds referred to in Section 2.2(b), which shall be placed into an interest-bearing escrow account during the Equity Determination Period to secure Purchaser against overvaluation of Seller's stockholders' equity, including the uncollectibility of Seller's receivables.

                  1.1.20 "EQUITY DETERMINATION PERIOD" has the meaning set forth in Section 2.5.

                  1.1.21 "EQUITY SHORTFALL" has the meaning set forth in Section 2.4.

                  1.1.22 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  1.1.23 "EXCLUDED ASSETS" has the meaning set forth in Section 2.1.

                  1.1.24 "EXCLUDED LIABILITIES" has the meaning set forth in
         Section 2.7.

                  1.1.25 "FINANCIAL STATEMENTS" has the meaning set forth in
         Section 5.6.

                  1.1.26 "GAAP" means generally accepted accounting principles consistently applied for all periods involved.

                  1.1.27 "GOVERNMENTAL AUTHORITY" means any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

                  1.1.28 "HAZARDOUS SUBSTANCES" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental, Health and Safety Law. The term "Hazardous Substances" includes, without limitation, any substance to which exposure is regulated by any Governmental Authority or any Environmental, Health and Safety Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any


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         derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

                  1.1.29 "INDEMNIFIED PARTY" has the meaning set forth in
         Section 10.7.

                  1.1.30 "INDEMNIFICATION PERIOD" has the meaning set forth in
         Section 10.1.

                  1.1.31 "INDEMNIFYING PARTY" has the meaning set forth in
         Section 10.7.

                  1.1.32 "KEY EMPLOYEES" has the meaning set forth in Section
         4.4.

                  1.1.33 "LAW" or "LAWS" means any and all federal, state, local or foreign statutes, laws, ordinances, proclamations, codes, regulations, licenses, permits, authorizations, approvals, consents, legal doctrines, published requirements, orders, decrees, judgments, injunctions and rules of any Governmental Authority, including, without limitation, those covering environmental, Tax, energy, safety, health, transportation, bribery, record keeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time.

                  1.1.34 "LEASES" means all leases for facilities leased by the Seller.

                  1.1.35 "LETTER OF INTENT" means that certain letter of intent dated October ___, 2000 by and between Purchaser and Seller.

                  1.1.36 "LOSS" or "LOSSES" means all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and costs and expenses of investigation), net of (i) income Tax effects with respect thereto (including, without limitation, income Tax benefits recognized in connection therewith and income Taxes upon any indemnification recovery thereof) and (ii) insurance proceeds.

                  1.1.37 "MINIMUM REQUIRED EQUITY" has the meaning set forth in
         Section 2.3.

                  1.1.38 "OPTION PLAN" has the meaning set forth in Section 4.4.

                  1.1.39 "PENSION PLAN" means and includes each "EMPLOYEE PENSION BENEFIT PLAN" maintained by the Company (within the meaning of Section 3(2)(A) of ERISA).

                  1.1.40   "PERMITS" has the meaning set forth in Section 5.12.

                  1.1.41 "PERMITTED DISTRIBUTIONS" means distributions made by Seller to its shareholders between the Valuation Date and the Closing Date in an amount not to exceed $1,000,000 in the aggregate and which do not reduce Seller's Equity to an amount which is less than the Minimum Required Equity.


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                  1.1.42 "PERMITTED ENCUMBRANCES" means (a) any Encumbrances reserved against in the Financial Statements, (b) Encumbrances for property or ad valorem Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and (c) obligations under operating and capital leases which are listed in
         Schedule 5.10.

                  1.1.43 "PRORATED TAXES" has the meaning assigned in Section
         3.6.

                  1.1.44 "TAXES" means all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments.

                  1.1.45 "UCC" means the Uniform Commercial Code as the same is in force in the jurisdiction implicated in any particular reference herein.

                  1.1.46 "VALUATION BALANCE SHEET" means Seller's Balance Sheet as of the Valuation Date.

                  1.1.47 "VALUATION DATE" means August 31, 2000.

                  1.1.48 "WELFARE PLAN" means and includes each "EMPLOYEE WELFARE BENEFIT PLAN" maintained by Seller (within the meaning of Section 3(1) of ERISA).

         1.2. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                  (a) The terms defined in Article I and elsewhere in this Agreement include the plural as well as the singular;

                  (b) Words of the masculine gender in this Agreement shall be deemed and construed to include correlative words of the feminine and neuter genders and words of the neuter gender shall be deemed and construed to include correlative words of the masculine and feminine genders;

                  (c) The words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole, including all Schedules and Exhibits, and not to any particular Article, Section or other subdivision;

                  (d) The terms "include," "includes" and "including" are not limiting and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or;"



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                  (e) The term "MATERIAL" shall mean, or an event shall be
         deemed to be "material," if its existence produces an effect or variance of fifty thousand ($50,000) or more; and

                  (f) Whenever a statement of any party is qualified by that party's knowledge, "KNOWLEDGE" means and includes the actual personal knowledge of the person making such statement at the time or times that such statement is made. If the statement is made by a corporation, the knowledge of the corporation's officers and directors shall be imputed to the corporation.

                                   ARTICLE II
                               PLAN OF ACQUISITION

         2.1. Acquisition of the Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller's assets, properties, businesses, franchises, goodwill and rights of every kind and character, tangible or intangible, real or personal, whether owned or leased, other than the Excluded Assets (collectively, the "ASSETS"), free and clear of all Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Assets shall consist of:

                  (a) all accounts and notes receivable of Seller;

                  (b) all inventory (including, without limitation, spare parts inventory) and work-in-progress of Seller;

                  (c) all customer lists, sales records, credit data and other information relating to customers of Seller;

                  (d) all rights, title and interest of Seller in, to and under all existing contracts, leases and agreements, written and verbal to which the Seller is a party;

                  (e) all right, title and interest of the Seller in computer equipment and hardware used exclusively by the Seller, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, networking equipment, and any and all parts and appurtenances thereto, together with all software licenses which may be transferred and intellectual property with such computer equipment and hardware;

                  (f) all of the furniture, fixtures, equipment, machinery, tools, appliances, telephone systems, copy machines, fax machines, implements, spare parts, supplies and all other tangible personal property of every kind and description owned by Seller;


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                  (g) all motor vehicles and other transportation equipment of
         Seller;

                  (h) all right, title and interest of Seller in and to and under all licenses, franchises, permits, and other governmental authorizations;

                  (i) all right, title and interest of Seller in, to and under all intangible property of Seller, all goodwill associated therewith, and all rights and privileges used in the conducting of the Business and the right to recover for infringement thereon;

                  (j) the name "Pro Networks Corporation" and any trade names or other assumed names under which Seller operates;

                  (k) copies of Seller's books, records, papers and instruments of whatever nature and wherever located that relate to the Business or the Assets or which are required or necessary for Purchaser to conduct the Business from and after the Closing in the manner in which it was being conducted before the Closing;

                  (l) all insurance proceeds and insurance claims of Seller that relate exclusively to the Business or to all or any part of the Assets and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that the Seller is entitled to enforce with respect to the Assets against its predecessors in title, if any;

                  (m) all right, title and interest of the Seller in, to and under all rights, privileges, claims, causes of action, and options relating or pertaining exclusively to the Business or the Assets; and

                  (n) all other or additional privileges, rights, interests, properties and assets of Seller of every kind and description and wherever located, that are exclusively used or intended for the exclusive use in connection with the Business as presently being conducted.

         The "EXCLUDED ASSETS" are the assets of the Seller listed in Schedule 2.1.

         2.2. Purchase Price. The purchase price for the Assets shall be equal to the sum of the following:

                  (a) The sum of $3,800,000 to be paid at Closing in cash or in immediately available funds by wire transfer in accordance with the wiring instructions set forth in Schedule 2.2(a);

                  (b) The sum of $200,000 ("ESCROW DEPOSIT") to be delivered to the Escrow Agent at Closing in cash or in immediately available funds by wire transfer in accordance with the wiring instructions set forth in Schedule 2.2(b), pursuant to, and to be applied in accordance with, the terms of the Escrow Agreement;



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                  (c) Up to an additional $4,000,000 total "EARNOUT" based upon
         Seller's earnings before interest, taxes, depreciation and amortization ("EBITDA") for FY2001 and 2002 based on the following formula, which assumes FY00 EBITDA of $2,750,000 and a 25% annual increase in Seller's EBITDA ("EBITDA TARGET"), with a maximum annual Earnout of $2,000,000 for each of such fiscal years:

                        For FY01: $2MM times (FY01 EBITDA - $2.75MM)/$687,500

                        For FY02: $2MM times (FY02 EBITDA - 3.4375MM)/$859,375

         For purposes of this provision, EBITDA will be calculated in accordance with GAAP applied on a consistent basis, and the Earnout payable for each year shall be paid in cash or in accordance with the wiring instructions set forth in Section 2.2(a) by January 15th of the following year.

         2.3 Permitted Distributions. Purchaser's decision to enter into the Asset Purchase is based on its expectation of growth in Seller's total stockholders' equity between the Valuation Date and the Closing Date, and Purchaser's obligation to close is contingent upon Seller's having a total stockholders' equity (herein referred to as the "MINIMUM REQUIRED EQUITY") which is not less than $1,500,000.

         2.4 Escrow. The Escrow Deposit shall be held in escrow during the Equity Determination Period pursuant to the Escrow Agreement. At the end of such period the escrow shall be closed, whereupon (a) Purchaser shall receive out of Escrow Deposit (i) that amount which is equal to the face value of Seller's uncollected receivables which have not been collected by Purchaser at the end of such time period as such uncollected receivables were booked as of the Valuation Date less any amounts reserved by Seller against such receivables prior to the Closing and (ii) the amount, if any, by which Seller's stockholders' equity as of either the Valuation Date or the Closing Date is found to have been, in fact, less than the Minimum Required Equity ("EQUITY SHORTFALL"), and (b) Seller shall receive the full remaining balance of the Escrow Deposit together with the re-assignment to it of all uncollected receivables, if any; provided that if the Escrow Deposit is less than the amounts due to Purchaser pursuant to clause 2.4(a), Seller shall refund to Purchaser the amount of such deficiency to the extent of the Equity Shortfall, if any. Purchaser will use its best efforts to collect all assigned receivables during the Equity Determination Period.

         2.5 Equity Determination. Seller shall perform and certify a physical count of its inventory as of the Closing Date at which Purchaser and its duly authorized representatives shall be entitled to be present. Seller's books shall be closed as of the Closing Date consistent with past practice in accordance with GAAP. A balance sheet for Seller as of the Closing Date ("CLOSING DATE BALANCE SHEET") shall be delivered by Seller to Purchaser at or within sixty
(60) days after the Closing, and Purchaser shall have thirty (30) days following such delivery ("EQUITY DETERMINATION PERIOD") to review the Closing Balance Sheet to complete Purchaser's verification that Seller's receivables are collectible and that there have been no material changes in the assets or liabilities of Seller since the Valuation Date (other than the Permitted



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Distributions). At or before the end of the Equity Determination Period,
Purchaser shall deliver to the Seller a certificate ("CLOSING EQUITY CERTIFICATE") signed by an officer of Purchaser indicating its determination of the amount of Seller's total stockholder's equity of the Closing Date ("CLOSING EQUITY VALUE") as determined by Purchaser in good faith and Purchaser's proposed allocation of the Escrow Deposit.

         2.6 Disagreement Regarding Equity Determination. Notwithstanding
Section 2.5 above, Seller and its representatives shall have the right for a period of thirty (30) days after receiving the Closing Equity Certificate to review its books and records as of the Closing Date and, if Seller desires, to have an independent public accountant examine such book and records, for up to an additional sixty (60) days (ninety (90) days in all following such receipt), to verify Purchaser's calculation of the Closing Equity Value and the proposed allocation of the Purchase Price. If Seller does not agree with Purchaser's calculation of Closing Equity Value or proposed allocation of the Escrow Deposit, the parties shall negotiate in good faith to agree upon such value and allocation.

         2.7 Assumed Liabilities. As further consideration for Asset Purchase, Purchaser shall assume and discharge (a) all liabilities and obligations of Seller which are properly shown and adequately reserved for in the Financial Statements except those liabilities listed in Schedule 2.7, ("EXCLUDED LIABILITIES"), and (b) all trade payables incurred by Seller after the date of the Financial Statements and prior to the Closing in the ordinary course of business.

         2.8 Allocation of Purchase Price. The parties to this Agreement shall allocate the Purchase Price among the Assets in accordance with attached Exhibit
2.8. The parties agree to file any and all applicable tax returns and other required related tax schedules in accordance with such allocation and Section 1060 of the Internal Revenue Code and will not adopt or otherwise assert tax positions inconsistent therewith. Purchaser and Seller shall each prepare and file its Form 8594 for the taxable year in which the Closing takes place, consistent with the requirements set forth in this Section 2.8.

                                   ARTICLE III
                                   THE CLOSING

         3.1 Closing Time and Place. The consummation of the Asset Purchase and the other transactions contemplated by this Agreement (the "CLOSING") shall take place as soon as reasonably practicable after each party to this Agreement shall have indicated to the other that it has satisfied or stands ready to satisfy all conditions of Closing for which it is responsible, or at such other time and place as Seller and Purchaser shall mutually agree, but not later than November 1, 2000, which date shall be referred to as the "CLOSING DATE." The Closing shall take place at the offices of Purchaser's counsel, Barber & Bartz, P.C., 525 South Main, Tulsa, Oklahoma 74103-4511.



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         3.2 Seller's Deliveries. At the Closing, Seller will deliver to
Purchaser all of the items described in Section 8.10 hereof, including the Bill of Sale referred to therein conveying to Purchaser all of Seller's right, title and interest in and to all of the Assets. At or after the Closing, Seller shall execute and deliver to Purchaser such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser good title to the Assets, free and clear of all Encumbrances other than Permitted Encumbrances and to comply with the purposes and intent of this Agreement.

         3.3 Purchaser's Deliveries. At the Closing, Purchaser will deliver to Seller all of the items described in Section 9.4 hereof.

         3.4 Further Assurances. Seller and Purchaser agree that they shall, at any time and from time to time after the Closing, upon request of the other party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the purposes and intents of this Agreement. No action taken or document executed pursuant to this section shall increase the liability of Seller or Purchaser beyond that contemplated by any other provision of this Agreement.

         3.5 Consents. To the extent that the assignment or transfer of any contract or right to be assigned or transferred to Purchaser as provided in this Agreement shall require the consent of the other party thereto, this Agreement shall not constitute an agreement to assign or transfer the same if any attempted assignment would constitute a breach thereof. Seller agrees that it will use reasonable efforts which efforts shall not include the furnishing by Seller of monetary or other consideration to obtain the consent of the other parties to all Material Contracts to the assignment or transfer thereof to Purchaser. Seller shall have no liability to Purchaser for failure to obtain any such third party consent provided Seller complies with its obligations under this section. Purchaser agrees that it will cooperate with and assist Seller in its efforts to obtain any such consents. If Seller is unable to obtain any necessary consent to an assignment or transfer to Purchaser of any Material Contract, Purchaser shall have the right to terminate this Agreement pursuant to
Section 11.1 without liability to any party under this Agreement.

         3.6 Prorations. Any paid or unpaid taxes or governmental charges or assessments which are levied or assessed based solely on time periods (e.g., property taxes but not sales or income taxes), relating to the Assets for the periods during which the Closing occurs ("PRORATED TAXES"), shall not be deemed to be part of the Assumed Liabilities or Assets to be acquired by Purchaser, but shall be prorated between Seller and Purchaser, as of the Closing Date, with Purchaser bearing only that portion of such expense that the number of days after the Closing Date bears to the total number of days in the applicable period and Seller bearing only that portion of such expense that the number of days prior to the Closing Date bears to the total number of days in the applicable period. To the extent not adjusted in cash at Closing, all requests for payment of taxes properly attributable to one party that are received by the other will be promptly forwarded to the other party, which shall promptly pay the same.



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         3.7 Cooperation and Assistance. Subsequent to the Closing, Purchaser
agrees that, upon written notice to and consent by Purchaser, the Principal Shareholder and other appropriate employees of Purchaser who were employees of Seller prior to Closing, shall be permitted to assist Seller with the resolution of the Excluded Liabilities; provided, however, that such assistance shall not unreasonably interfere with such employees' performance of their duties for Purchaser nor interfere with or adversely affect in a material manner Purchaser's relationships with its customers, suppliers, licensors, licensees, consultants or employees.


                                   ARTICLE IV
                               EMPLOYMENT MATTERS

         4.1. Employees to be Hired. Except as expressly provided in the following sentence and elsewhere in this Article IV, neither Purchaser nor any of its Affiliates shall have any obligation to offer employment to, or employ, any employee of Seller, and neither Purchaser nor any of its Affiliates shall have any liability in respect of any salary, severance, health, welfare, retirement, or any other benefits relating to employment of such employees with Seller or its predecessors. Purchaser shall offer employment effective immediately after the Closing Date to John Sargent in accordance with the provisions of the employment agreement attached as Exhibit 4.1 ("EMPLOYMENT AGREEMENT"). Purchaser, at its option, may offer employment as of the Closing Date to other employees of Seller, and Seller shall cooperate with Purchaser in the latter's efforts to employ any such employees.

         4.2. Medical Coverage. Seller shall retain responsibility for and continue to pay in accordance with its applicable employee plans all hospital, medical, life insurance, disability and other employee welfare benefit plan expenses and benefits for each Seller employee hired by Purchaser to the extent of Seller's responsibility to employees and their covered dependents (or the applicable requirements under COBRA) for the period prior to the Closing Date.

         4.3. Indemnification. Seller shall, defend, indemnify and hold harmless Purchaser, its corporate affiliates, and their respective directors, officers and employees, successors and assigns against and in respect of: (i) any claim for wrongful discharge or breach of any written employment contract or written plan or policy arising from any termination of the employment of any employee by Seller prior to Closing; (ii) any claim for severance benefits or termination pay or continued employment arising out of or resulting from any employee's employment by Seller prior to Closing, including, without limitation, any claims relating to Purchaser's obligations as a successor;

         4.4 Stock Options. Purchaser will set aside for grant under the terms of the XETA Technologies 2000 Stock Option Plan (the "OPTION PLAN") a copy of which is attached hereto as Schedule 4.4, immediately after the closing, options for the purchase of 50,000 shares of Purchaser common stock by such key employees of Seller as Purchaser has determined to be vital to the continued successful operation of the Purchased Business ("KEY EMPLOYEES") and whose names are set forth in Schedule 4.4. Consistent with the Plan, these options will have an option price equal to the market value per share on the date of the grant and will be exercisable for ten (10) years after date of grant. Twenty-five thousand (25,000) of these options will vest two (2) years after the date of grant and the other twenty-five thousand (25,000) of such options will vest three (3) years after the date of grant. Consistent with the Option Plan all such vesting will be conditioned upon the grantee's continued employment with Purchaser on the vesting date.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                   OF THE PRINCIPAL SHAREHOLDER AND THE SELLER

         The Principal Shareholder and Seller represent and warrant to Purchaser as follows:

         5.1. Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri and is duly authorized to do business under all applicable Laws and to carry on its business in the places and in the manner as now conducted. Attached as Schedule 5.1 are true, correct, and complete copies of Seller's Certificate of Incorporation and Bylaws, and all amendments thereto, and a Certificate of Seller's Good Standing from the Secretary of State of Missouri dated within ten
(10) days of the Closing Date. Seller has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted. Seller is qualified and in good standing in each jurisdiction in which the operation of its business requires such qualification and a failure to qualify would not have a material adverse effect on Seller or the Business.

         5.2. Authority. Seller has the requisite power and authority to enter into this Agreement and to effect the transactions contemplated hereby. The Principal Shareholder has the full legal right, power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement have been approved by Seller's Board of Directors and Seller's shareholders. Attached as Schedule 5.2 are true and correct copies of the Resolutions adopted and approved by all of Seller's Directors and all of its shareholders by unanimous written consent authorizing the transactions to be effected pursuant to this Agreement. No additional corporate proceedings on the part of Seller is necessary to authorize the execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby.

         5.3 Enforceability. This Agreement has been duly and validly executed and delivered by Seller and the Principal Shareholder, and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes a valid and binding agreement of Seller and the Principal Shareholder, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

         5.4 Non-Contravention. The execution and delivery of this Agreement by Seller and the Principal Shareholder do not, and the consummation by Seller and the Principal Shareholder of the transactions contemplated hereby will not to Seller's and the Principal Shareholder's knowledge, (i) violate or result in a breach of any provision of, or constitute a default under, (ii) result in the termination of, (iii) accelerate the performance required by, (iv) result in a right of termination or acceleration under, or result in the creation of any Encumbrances upon any of the Assets under any of the terms, conditions or provisions of, (X) Seller's Articles of Incorporation or Bylaws, (Y) any Laws applicable to Seller or any of the Assets, or (Z) except as set forth in
Schedule 5.4, any material instrument or agreement which Seller is now a party or by which Seller or any of the Assets may be bound or affected.

         5.5 Consents. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or third party is necessary to Seller's and the Principal Shareholder's knowledge for the execution and delivery of this Agreement by Seller and the Principal Shareholder or the consummation by Seller and the Principal Shareholder of the transactions contemplated hereby except as set forth in Schedule 5.5 and such actions or filings which, if not made or obtained, as the case may be, would not have a material adverse affect.

         5.6 Financial Statements. Seller has delivered to Purchaser copies of Seller's (audited/reviewed) financial statements for the twelve (12) months ended December 31, 1998, and December 31, 1999 and internally-generated financial statements for the eight-month period ended as of August 31, 2000, and the nine-month period ended as of September 30, 2000 (collectively, the "FINANCIAL STATEMENTS"), copies of which are hereto attached as Schedule 5.6. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and fairly and accurately present all of Seller's assets and liabilities as of the date thereof and the results of operations for the periods covered thereby.

         5.7 Assets. Except as set forth in Schedule 5.7, Seller has good and marketable title to all of the Assets or, in the case of leased Assets, valid leasehold interests whether real, personal, mixed, tangible or intangible. All the owned Assets and the Seller's interest in the other Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of Encumbrances other than Permitted Encumbrances. The Assets are all the assets and properties necessary to permit the Seller to operate the Business as currently operated. The Assets are in good working order and condition, ordinary wear and tear excepted.

         5.8 Accounts and Notes Receivable. Schedule 5.8 sets forth an accurate list of the accounts and notes receivable of the Seller as of October 31, 2000. Receivables from and advances to employees, Seller, its shareholders or any entities or persons related to or Affiliates of Seller or its shareholders are separately identified in Schedule 5.8. Schedule 5.8 also sets forth an accurate aging of all accounts and notes receivable as of the October 31, 2000, showing amounts due in 30-day aging categories. The trade and other accounts receivable of the Seller are bona fide receivables, arising from the sale of goods or services in the ordinary course of business and were recorded correctly on the book and records of Seller in accordance with GAAP and to the knowledge of the Seller and the Principal Shareholders are collectible in the amounts shown on
Schedule 5.8 net of reserves reflected in the Financial Statements, provided that the foregoing is not a guarantee of the collectibility of such receivables.

         5.9 Inventories. Except as stated in Schedule 5.9, the items of inventory being sold under this Agreement exist in fact, are current, were purchased in the ordinary course of business and are in the aggregate valued at the lesser of cost or fair market value.

         5.10 Contracts. Set forth in Schedule 5.10 is a list of all material contracts, agreements, instruments, leases and licenses to which the Seller is a party or to which any of the Assets is subject, all of which ("MATERIAL CONTRACTS") are valid and binding obligations of Seller and, to the best of Seller's knowledge, of the other parties thereto in accordance with their respective terms and conditions. True and correct copies of all documents described in any exhibit attached to this Agreement have been made available or delivered to Purchaser. Except as otherwise indicated in Schedule 5.4 or
Schedule 5.10 hereto, (i) neither the Seller nor, to the Seller's knowledge, any other party to any such Material Contract has given notice of termination or taken any action inconsistent with the continuance of, is now in violation or breach of, or in default in complying with, any material provision thereof and
(ii) the consent of any other party to such contract, agreement, instrument, lease or license is not required to validly effect the assignment, transfer or conveyance thereof from Seller to Purchaser.

         5.11 Tangible Personal Property. Attached as Schedule 5.11 is a true, complete and accurate list of all material tangible personal property included in the Assets, and Seller owns all such property free and clear of all liens, claims, charges, encumbrances and security interests of any kind or nature, except as stated in Schedule 5.11. Except as otherwise set forth in Schedule 5.11, such tangible personal property is adequate for the conduct of the Business as presently conducted. At Closing, Purchaser will receive all such tangible personal property free and clear of all liens, claims, charges, encumbrances and security interests of any kind or nature, except as set forth in Schedule 5.11. To the best of Seller's knowledge, all such tangible personal property is in good operating condition and repair (ordinary wear and tear excluded), is useable in the Business as presently conducted and has been maintained and repaired in accordance with customary industry practices, except as may otherwise be noted in Schedule 5.11.

         5.12 Permits. Schedule 5.12 contains an accurate list of all material licenses, franchises, permits and other governmental authorizations held by Seller (the "PERMITS"). The Permits are valid, and Seller has not received any written notice that any Governmental Authority intends to cancel, terminate or decline to renew any such Permit. To Seller's knowledge, the Permits are all the permits that are required by Law for the operation of the businesses of Seller as currently conducted and the ownership of the Assets except any Permit the failure to have which would not have a material adverse effect. The Seller has conducted and is conducting the Business in substantial compliance with the requirements, standards, criteria and conditions set forth in the Permits.

         5.13 Intangible Personal Property. Attached as Schedule 5.13 is a true, complete and accurate list of all material intangible personal property of Seller (other than Permits) as related to the Business, including all material patents, patent applications, trademarks, trademark applications and registrations therefor, options to purchase property of others and any licenses (including but not limited to software licenses as licensee) and other agreements or arrangements providing for the right to use the property of others in the conduct of the Business. Seller is not a licensor in respect of any patents, trade secrets, technical data, inventions, know-how, trademarks, trade names, copyrights or applications therefor, relating to the Business, except as stated in Schedule 5.13. Except as disclosed in Schedule 5.13, Seller owns or possesses adequate licenses or other rights to use all patents, trade secrets, technical data, trademarks, trade names or copyrights necessary to conduct the Business as now operated, and have not received notice that its use of such patents, trade secrets, technical data, trademarks, trade names or copyrights infringes the rights of others. Except as set forth in Schedule 5.13, there are no adverse claims, liens, encumbrances, or security interests upon or affecting the items of intangible property described and, Seller is the owner of all right, title and interest in and to such intangible property.

         5.14 Real Property. Attached as Schedule 5.14 is a true, complete and accurate description of all interests in real property owned, used by or leased to Seller. Seller has valid leases, not in default, as to such real property leased by it, all free and clear of all liens, mortgages, charges or encumbrances of any nature whatsoever, except as described in Schedule 5.14 and except for (a) liens for current state and local property taxes or general or special assessments not in default, and such liens, encumbrances, easements, rights of way, building and use restrictions, exceptions, reservations and limitations as do not in any material respect detract from the value of the property subject thereto or interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business.

         5.15 Environmental Matters. Except as set forth in Schedule 5.15, (a) Seller is in compliance, in all material respects, with all Environmental, Health and Safety Laws, including, without limitation, Environmental, Health and Safety Laws; (b) Seller has obtained and complied, in all material respects, with all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Substances; (c) to Seller's knowledge, there has been no "release" or threat of "release" (as defined in any Environmental, Health and Safety Law) at, from, in or on any property owned or operated by the Seller relating to the Assets and (d) to Seller's knowledge, there is no pending claim against it based on any Environmental, Health and Safety Law and no such claim has been threatened in a writing to Seller.

         5.16 Labor Relations. Seller is not bound by or subject to any arrangement with any labor union, and no employees of Seller are represented by any labor union or covered by any collective bargaining agreement nor, to Seller's or the Principal Shareholder's knowledge, is any campaign to establish such representation in progress. There is no pending nor, to Seller's or the Principal Shareholder's knowledge, threatened labor dispute involving Seller or any group of Seller's employees nor has Seller experienced any significant labor interruptions over the past five (5) years. Except as set forth on Schedule 5.16, Seller nor the Principal Shareholder has no knowledge of any claims made by or disputes with any of its employees.

         5.17 Trade Restrictions and Confidentiality Agreements. Schedule 5.17 sets forth all agreements containing covenants not to compete or solicit employees or to maintain the confidentiality of information to which Seller is bound or under which Seller has any rights or obligations.

         5.18 Employee Compensation. Schedule 5.18 contains a description of all salary and other compensation arrangements which Seller has with its employees and contains a complete list of the names and current salary rates of and bonus commitments to each person currently employed by Seller whose annual salary exceeds Thirty Thousand Dollars ($30,000). Except as set forth in

Schedule 5.18, Seller has not unsatisfied obligations for employee overtime, retraining or reimbursement of employee training expenses.

         5.19 Employee Benefit Plans. Seller is in compliance in all material respects with all reporting and disclosure requirements applicable to it and its Pension Plans and Welfare Plans under the Code, ERISA, and all Department of Labor and Internal Revenue Service regulations promulgated thereunder. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B,
Part 5 of ERISA or any other federal or state law is pending or, to Seller's or the Principal Shareholder's knowledge threatened, against any fiduciary of the Pension Plans or the Welfare Plans. To the Seller's and the Principal Shareholder's knowledge, no Pension or Welfare Plan, nor any fiduciary thereof, has been, or is currently, the direct or indirect subject of an audit, investigation or examination by any Governmental Authority.

                  5.19.1 Pension Plan; Claims. Every Pension Plan or similar arrangement maintained by Seller, whether written or oral, is listed and described in Schedule 5.19.1. There are no outstanding liabilities of Seller to the Pension Plan (other than payroll deduction contributions not yet remitted to the Plan Trustee), and neither the Seller nor the Principal Shareholder knows of any potential liabilities in connection therewith. There is no action, suit or claim pending (other than for benefits in the normal course), pending or to the knowledge of Seller or the Principal Shareholder threatened, and neither the Seller nor the Principal Shareholder has any knowledge of any facts which could give rise to any action, suit or claim, against the Pension Plan or Seller, which might subject Seller to any material liability.

                  5.19.2 Welfare Plans; Claims. Every Welfare Plan or similar arrangement maintained by Seller or to which it makes employer contributions with respect to its employees, whether by written or oral agreement, are listed in Schedule 5.19.2. There is no action, suit or claim (other than for benefits in the ordinary course) pending or to the knowledge of Seller or the Principal Shareholder threatened, and neither Seller nor the Principal Shareholder has any knowledge of any facts which could give rise to any action, suit or claim against any of the Welfare Plans or Seller, which might subject Seller to any material liability.

                  5.19.3 Prohibited Transactions. To Seller's and the Principal Shareholder's knowledge, none of the Welfare Plans or the Pension Plan, nor any of their related trusts, nor Seller or any trustee, administrator or other "PARTY IN INTEREST" or "DISQUALIFIED PERSON" (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to the Pension Plan or any Welfare Plan, has engaged in any non-exempt "PROHIBITED TRANSACTION" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code, respectively) with respect to Seller's participation therein, which could subject the Pension Plan or any of the Welfare Plans, their related trusts, trustees, administrators or other fiduciaries, Seller, Purchaser, or any other party dealing with the Pension Plan or the Welfare Plans, to the penalties or excise tax imposed on prohibited transactions by Section 502 of ERISA or Section 4975 of the Code or which could have a material adverse effect on the assets, business or financial condition of Seller.

                  5.19.4 Compliance. To the knowledge of Seller and the Principal Shareholder, (a) the Pension Plan and each of the Welfare Plans complies currently, and has complied in the past, both as to form and operation and in all material respects, with its own terms and with the provisions of ERISA and the Code, and all other applicable laws, rules and regulations; (b) all necessary governmental approvals and determinations for the Pension Plan have been obtained, including where applicable, a favorable determination as to its qualification under Sections 401(a), and 501(a) of the Code; and (c) nothing has occurred since the date of each such determination or recognition letter that would adversely affect such qualification. To the knowledge of the Seller and the Seller, all amounts that are currently owing to plan participants, or contributions required to be made to the Pension Plan or any of the Welfare Plans have been paid or contributed with respect to all periods prior to the Closing Date or have been provided for by adequate reserves in the Financial Statements.

                  5.19.5 COBRA. To the knowledge of Seller and the Principal Shareholder, except as set forth in Schedule 5.19.5, Seller has complied in all material respects with the "CONTINUATION COVERAGE REQUIREMENTS OF GROUP HEALTH PLANS" provided in Section 4980B of the Code, Sections 601 et. seq. of ERISA, the Family and Medical Leave Act of 1994, and all regulations promulgated thereunder.

                  5.19.6 401(k) Plan. The Seller's 401(k) Plan permits, or prior to Closing shall be amended to permit, employees of Seller who are hired by Purchaser to roll or directly transfer their vested account balances to a "QUALIFIED EMPLOYEE PENSION PLAN" at no cost to Purchaser.

                  5.19.7 Miscellaneous Benefit Plan Matters. Neither Seller nor any other entity, whether or not incorporated, which is deemed to be under "COMMON CONTROL" (as defined in Section 414 of the Code, or 4001(b) of ERISA) with Seller ("COMMONLY CONTROLLED ENTITY") maintains or contributes to any "EMPLOYEE PENSION BENEFIT PLAN" (within the meaning of Section 3(2)(A) of ERISA) ) that (a) is a "DEFINED CONTRIBUTION PLAN" described in Section 3(34) of ERISA or Section 414(i) of the Code, or a "DEFINED BENEFIT PLAN" described in Section 3(35) of ERISA or Section 414(j) of the Code, and (b) gives rise, or will give rise, to any liability of Seller for (i) any delinquent premium payments due under Section 4007 or ERISA with respect to any such defined benefit plan, or (ii) any unpaid minimum funding contributions that would result in the imposition of a lien on any assets of Seller pursuant to Section 412(c)(11) of the Code or Section 302(c)(11) of ERISA. Neither Seller nor any "COMMONLY CONTROLLED ENTITY" (as defined in ERISA) sponsors or sponsored, maintains or maintained, any defined benefit plan that has been, or will be, terminated in a manner that would result in any liability of Seller to the Pension Benefit Guaranty Corporation or that would result in the imposition of a lien on any assets of Seller pursuant to Section 4068 of ERISA. At no time during the five-year period immediately preceding the first day of the year in which the Closing Date occurs has Seller or any Commonly Controlled Entity participated in or contributed to any "MULTI-EMPLOYER PLAN" (within the meaning of Section 4001(a)(3) of ERISA or Section 414(f) of the Code), or had an obligation to participate in or contribute to any such multi-employer plan. No agreement subject to Section 4204 of ERISA has been entered into in connection with the Asset

         Purchase. None of the Welfare Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, or director of Seller.

         5.20 Litigation and Legal Compliance. Except as set forth in Schedule 5.20, there is no material claim, action, suit or proceeding, pending or, to the knowledge of the Seller and the Principal Shareholder, threatened against or affecting Seller, at law or in equity, or before or by any Governmental Authority having jurisdiction over Seller. No written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Seller and, to the Principal Shareholder's and Seller's knowledge, there is no basis therefor. Except to the extent set forth in Schedule 5.20, the Seller has to its knowledge conducted and is conducting the Business in compliance with all Laws applicable to Seller, the Assets or the operation of the Business.

         5.21 Taxes. Except as set forth in Schedule 5.21, Seller has timely filed all requisite federal, state, local and other tax returns for all fiscal periods for which the applicable statute of limitations has not expired, and has duly paid in full or made adequate provision in the Financial Statements for the payment of all Taxes for all periods for which the applicable statute of limitations has not expired. Seller has duly withheld and paid or remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person or entity that required withholding under any applicable Law, including, without limitation, any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use taxes or workers' compensation. There are no examinations in progress or claims against Seller relating to Taxes for any period or periods prior to and including the Effective Date and no written notice of any claim for Taxes, whether pending or threatened, has been received. Seller has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. Seller is not a party to any tax allocation or sharing agreement and is not otherwise liable or obligated to indemnify any person or entity with respect to any Taxes. The amounts shown as accruals for Taxes in the Financial Statements as of August 31, 2000 are, and at Closing will be, sufficient for the payment of all Taxes for all fiscal periods ended on or before that date. Seller currently utilizes the accrual method of accounting for income tax purposes. Such method of accounting has not changed in the past five
(5) years.

         5.22 Solvency. Seller is not insolvent, and will not be rendered insolvent by the transfer contemplated by this Agreement. Seller assets exceed its liabilities, and Seller is currently paying its obligations as they become due.

         5.23 Change of Name. Except as set forth in Schedule 5.23, Seller has not conducted business under any name during the past five (5) years other than Pro Networks Corporation.

         5.24 Books and Records. The books of account, minute books, stock record books, and other records of Seller, are complete and correct in all material respects, have been maintained in accordance with sound business practices, and all of them have been made available for inspection by Purchaser.

         5.25 Disclosure. Seller has fully provided Purchaser and its representatives with all the information that Purchaser has requested in analyzing whether to consummate the Asset Purchase. To Seller's knowledge, none of the information so provided nor any representation or warranty of Seller contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make such representation, warranty or statement, not misleading.

         5.26 No Implied Representations. Notwithstanding anything to the contrary contained in this Agreement, the Seller and the Principal Shareholder have not made any representation or warranty whatsoever, express or implied, other than those representations and warranties of the Seller and the Principal Shareholder expressly set forth in this Agreement.

         5.27 Accuracy of Information Furnished. This Agreement and the attached schedules and exhibits are free of any untrue statements of material fact and do not omit to state a material fact necessary to make the statements contained in this Agreement and the attached schedules and exhibits not misleading. To the best of Seller's knowledge, there is nothing which has not been set forth or disclosed in this Agreement and the attached exhibits which currently materially adversely affects the Business or the Assets.

         5.28 Location. Except as to items that may be out for service or repair or with sales representatives for marketing purposes, all tangible personal property included in the Assets is currently found at the locations set forth in
Schedule 5.28.

         5.29 Warranty Claims. Except as set forth in Schedule 5.29, there are no warranty claims for defective work completed by the Business existing, pending or, to the knowledge of the Seller, threatened against the Business or Seller.

         5.30 Management and Ownership. All of Seller's officers, directors and shareholders are as identified in Schedule 5.30.

         5.31 Trade Debt. Attached as Schedule 5.31 is a true, complete and accurate list of all of Seller's trade payables and all other creditors and claimants who would be entitled to notice of the Asset Purchase under the Missouri Bulk Sales Law, together with a true and current statement of the amount owed to each such creditor and other claimant as of October 31, 2000.


                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         6.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Oklahoma. Attached as Schedule 6.1 are true, correct, and complete copies of Purchaser's Certificate of Incorporation and Bylaws, and all amendments thereto, and a Certificate of Purchaser's Good Standing from the Secretary of State of Oklahoma dated within ten (10) days of the Closing Date. Purchaser is duly authorized and qualified under all applicable Laws to carry on its business in the places and in the manner now conducted. Purchaser has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted.

         6.2 Authority. Purchaser has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been approved by the board of directors of Purchaser. Attached as Schedule 6.2 is a true and correct copy of the Resolutions adopted and unanimously approved by Purchaser's Directors authorizing the Asset Purchase by written memorandum of action. No additional corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated hereby.

         6.3 Enforceability. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery by Seller and the Principal Shareholder, constitutes valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

         6.4 Non-Contravention. The execution and delivery of this Agreement by Purchaser do not, and the consummation by Purchaser of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any of the terms, conditions or provisions of (i) Purchaser's Certificate of Incorporation or Bylaws, (ii) any Law applicable to Purchaser or any of its properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Purchaser is now a party or by which Purchaser or any of its properties or assets may be bound or affected.

         6.5 Consents. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby.

         6.6 No Implied Representations. Notwithstanding anything to the contrary contained in this Agreement, Purchaser has not made any representation or warranty whatsoever, express or implied, other than those representations and warranties of Purchaser expressly set forth in this Agreement.

         6.7 Litigation. There is no suit, action, administrative proceeding or other proceeding or governmental investigation pending, or to Purchaser's knowledge, threatened against Purchaser that, if adversely determined to Purchaser could have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

         6.8 Disclosure. Purchaser has fully provided Seller and its representatives with all the information that Seller has requested in analyzing whether to consummate the Asset Purchase. None of the information so provided nor any representation or warranty of Purchaser contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VII
                                CERTAIN COVENANTS

         7.1 Conduct of Business. Seller shall conduct the Business up to the date of Closing in the normal and regular manner, and will not enter into any contact except as may be required in the ordinary course of business. Except with respect to disclosure to their respective attorneys, financial advisors and officers and employees with a need to know, or as otherwise required by law, the parties shall insure that the existence of this Agreement is kept in strictest confidence prior to Closing, and no party shall disclose the terms hereof to any person, before Closing, without each party's prior written consent.

         7.2 Future Cooperation; Final Equity Value; Tax Matters. The Principal Shareholder, Seller and Purchaser shall each deliver or cause to be delivered to the other following the Closing such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement. Purchaser will, and will cause its officers, directors and employees to, cooperate with Seller and its representatives in their review and verification of the Closing Equity Value determined by Purchaser, pursuant to Section 2.5. Seller will cooperate and use its reasonable efforts to causes its officers, directors and employees to cooperate with Purchaser at and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all tax periods prior to the Closing. Purchaser will provide Seller and the Principal Shareholder with access to such of Seller's books and records as may be reasonably requested by Seller or the Principal Shareholder in connection with federal, state and local tax matters relating to periods prior to the Closing. The party requesting cooperation, information or actions under this Section 7.2 shall reimburse the other party for all reasonable out-of-pocket costs and expenses paid or incurred in connection therewith, which costs and expenses shall not, however, include per diem charges for employees or allocations of overhead charges.

         7.3 Access. Between the date of this Agreement and the Closing Date, Seller shall give Purchaser and its authorized representatives reasonable access upon reasonable notice during reasonable business hours and in such manner as not unduly to disrupt their respective normal business activities, to any and all premises, properties, contracts, commitments, books, records and affairs of the Business and shall cause its officers and employees to furnish to Purchaser any and all financial, technical and operating data and other information pertaining to the Business as Purchaser may from time to time reasonably request; provided, however, that such access shall not include access to any item or property not related to the Business.

         7.4 Vendor and Customer Introductions. After Closing, Seller shall make arrangements reasonably satisfactory to Purchaser for representatives of the Purchaser to meet Seller's vendors and customers. Seller will be permitted to have a representative at each such meeting.

         7.5 Confidentiality. Purchaser agrees that prior to the Closing Date it will keep confidential all non-public information regarding Seller furnished to it by Seller, provided, however, that Purchaser may disclose such information to such representatives, attorneys, accountants, bankers and other persons retained by Purchaser in connection with the transactions contemplated by this Agreement who similarly agree to keep such information confidential; and provided further, that Purchaser shall also have the right, in connection with the assignment of contracts, licenses, certificates, leases, commitments or other rights to be assigned or transferred to Purchaser as provided in this Agreement, and upon the giving of reasonable notice to Seller, to disclose and discuss matters related to the rights to be assigned or transferred under this Agreement directly with the parties having the power to assign or transfer such rights, regardless of whether or not the information is considered non-public.

         7.6 Preservation and Continuity of Representations. Seller and the Principal Shareholder, jointly and severally, hereby covenant with Purchaser that from and after the Effective Date and through the Closing Date or the earlier termination of the Agreement, each of the Seller and the Principal Shareholder shall use its and his reasonable efforts to ensure that all of the representations and warranties set forth in Article V hereof shall be true in all material respects as of the Closing Date as if repeated at and as of such time, and shall advise Purchaser promptly of any material adverse change or deviation in or from any of the representations and warranties herein from the Effective Date through the Closing Date.

         7.7 Effect of Purchaser's Due Diligence. Purchaser's due diligence review shall not relieve Seller or the Principal Shareholder of any duties concerning their respective representations, warranties, covenants or agreements contained in this Agreement.

         7.8 Filings with SEC. Between the Effective Date and the Closing, or promptly thereafter, Purchaser may have to make certain filings with the Securities and Exchange Commission. To the extent that information concerning the Principal Shareholder and/or Seller is required to be included in such filings as required by applicable law, Seller and the Principal Shareholder shall supply or cause Seller's auditors and other advisors to supply such information, in the manner and form reasonably requested by Purchaser, at Purchaser's cost, promptly and in any event not later than twenty (20) days after receipt of such request.

                                  ARTICLE VIII
                  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

         Each and every obligation of Purchaser under this Agreement that has to be performed on or after the date hereof shall be subject to the satisfaction or waiver by Purchaser on or before the Closing Date of the following conditions:

         8.1 Representations. The representations and warranties made by Seller in this Agreement shall be correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date.

         8.2 Performance. All the terms, covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date shall have been fully complied with or performed in all material respects or waived by Seller.

         8.3 Waiting Periods. All other governmental or regulatory approvals the absence of which would have a material adverse effect upon Purchaser's conduct of the Business or its ownership or control of the Assets or the Business shall have been obtained, and (x) no suit, action or proceeding by any Governmental Authority shall be pending and (y) Purchaser shall not have been advised in writing by any Governmental Authority that such Governmental Authority intends to file or commence any suit, action or proceeding, which, in either case, seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement or to impose limitations on Purchaser's ability to exercise full rights of ownership of the Assets or require Purchaser to divest itself of any of the Assets. Purchaser shall deliver to Seller copies of any writing referred to above in this section promptly upon receipt.

         8.4 Proceedings. Prior to the Closing Date, no material litigation shall have been initiated by any Governmental Authority or by any other person or entity questioning the legality of the transactions contemplated by this Agreement which, in the opinion of counsel to Purchaser, makes it undesirable to proceed with such transactions.

         8.5 Minimum Equity. Seller shall have delivered to Purchaser its internally-generated financial statements for the nine-month period ended as of the September 30, 2000, and Purchaser shall be satisfied that Seller has, at Closing, a total stockholders' equity of at least equal to the Minimum Required Equity.

         8.6 Material Adverse Change. Other than planned and permitted withdrawals of cash, securities and personal items at the Principal Shareholder's discretion, which shall not reduce Seller's total stockholders' equity to less than the Minimum Required Equity, no material adverse change shall have occurred in the Business between the Valuation Date and the Closing Date.

         8.7 Required Permits and Consents. Purchaser shall have received (i) its own counterparts of, or effective assignment of, or temporary or interim authority to operate pending the issuance of, all Permits and (ii) all required consents satisfactory to Purchaser to assign to Purchaser of all Material Contracts (and the agreement to any modifications reasonably requested by Purchaser).

         8.8 Due Diligence. Purchaser shall have completed its due diligence examination of Seller and found the Asset Purchase to be in all respects satisfactory to Purchaser.

         8.9 Board Approval. Purchaser's Board of Directors shall have given its approval to the closing of the Asset Purchase.

         8.10 Closing Documents. Purchaser shall have received all of the following items:

                  8.10.1 Legal Opinion. The written opinion with respect to Missouri law of Ziercher & Hocker, P.C., counsel to Seller, dated the Closing Date, to the effect that:

                           (a) Seller is a corporation duly formed, validly
                  existing and in good standing, under the laws of the State of Missouri, and is duly authorized and qualified to do business under all applicable Laws and to carry on its business in the places and in the manner as now conducted. Seller has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted. Seller is qualified and in good standing in each jurisdiction in which the operation of its business requires such qualification and a failure to qualify would not have a material adverse effect on Seller or the Business;

                           (b) Seller has the requisite power and authority as a
                  corporation to execute and deliver, and to perform and observe the provisions of, this Agreement;

                           (c) This Agreement has been duly authorized, executed
                  and delivered by Seller's directors and shareholders and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms (subject to customary bankruptcy and equitable remedies exceptions).

                  8.10.2 Sargent Employment Agreement. The Employment Agreement as executed by John Sargent.

                  8.10.3 Key Employee Agreements. Fully executed Employment Agreements in the form of Exhibit 8.10.3 from all of the Key Employees named in Schedule 8.10.3.

                  8.10.4 Consulting Agreements. Fully executed consulting or similar agreements containing terms satisfactory to Purchaser with all consultants and contractors of Seller deemed necessary by Purchaser to the continued operation and success of the Business, as named in
         Schedule 8.10.4.

                  8.10.5 Supplier and Vendor Contracts. Fully executed assignments of all existing contracts and agreements with suppliers and vendors of the Business deemed necessary by Purchaser to the continued operation and success of the Business.

                  8.10.6 Resolutions. In a form and content reasonably satisfactory to Purchaser, resolutions of Seller's Board of Directors and its shareholders duly approving and authorizing the execution, delivery and performance of this Agreement and the transactions and agreements contemplated by or referred to herein.

                  8.10.7 Bill of Sale. A duly executed the Bill of Sale in the form as Exhibit 8.10.7.

                  8.10.8 Releases. Duly recorded and filed releases of all outstanding mortgages covering any of the Assets and termination statements for all outstanding UCC financial statements, amendments and assignments covering any of the Assets.

                  8.10.9 Closing Certificate. A certificate in the form of
         Exhibit 8.10.10, dated as of the Closing Date and signed by Seller and the Principal Shareholder, verifying the satisfaction of the conditions set forth in Sections 8.1 through 8.6 hereof.

                  8.10.10 Additional Documents. All such other certificates and documents consistent with this Agreement as Purchaser or its counsel shall have reasonably requested, including a true and correct copy of Seller's Certificate of Incorporation and Bylaws and all amendments thereto, a Certificate of Good Standing issued by the Secretary of State of Missouri within ten (10) days prior to the Closing Date.

                                   ARTICLE IX
                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

         Each and every obligation of Seller under this Agreement to be performed on or after the date hereof shall be subject to the satisfaction or waiver by Seller on or before the Closing Date of the following conditions:

         9.1 Representations. The representations and warranties made by Purchaser in this Agreement shall be correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date.

         9.2 Performance. All the terms, covenants and conditions of this Agreement to be complied with or performed by Purchaser on or before the Closing Date shall have been fully complied with or performed in all material respects or waived by Seller.

         9.3 Proceedings. Prior to the Closing Date, no material litigation shall have been initiated by any Governmental Authority or by any other person or entity questioning the legality of the transactions contemplated by this Agreement which, in the opinion of counsel to Seller, makes it undesirable to proceed with such transactions.

         9.4 Closing Documents. Seller shall have received from Purchaser the following items:

                  9.4.1 Legal Opinion. Seller shall have received an opinion of counsel to Purchaser, dated the Closing Date, to the effect that:

                           (a) Purchaser is a corporation duly incorporated,
                  validly existing and in good standing under the laws of the State of Oklahoma.

                           (b) Purchaser has the requisite power and authority
                  as a corporation to execute and deliver, and to perform and observe the provisions of, this Agreement; and

                           (c) This Agreement has been duly authorized, executed
                  and delivered by Purchaser's board of directors and is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms (subject to customary bankruptcy and equitable remedies exceptions).

                  9.4.2 Employment Agreement. The Employment Agreement.

                  9.4.3 Resolutions. In a form and content reasonably satisfactory to Seller, resolutions of the Board of Directors Purchaser duly approving and authorizing the execution, delivery and performance of this Agreement and the transactions and agreements contemplated by or referred to herein.

                  9.4.4 Closing Certificate. A certificate in the form of
         Exhibit 9.4.4, dated as of the Closing Date and signed by Purchaser, verifying the satisfaction of the conditions set forth in Sections 9.1 through 9.3 hereof.

                  9.4.5 Price. The Purchase Price shall have been paid to Seller and Purchaser shall have accepted the Bill of Sale including Purchaser's assumption of the Assumed Liabilities.

                                    ARTICLE X
                                 INDEMNIFICATION

         10.1 Survival of Representations and Warranties. The parties hereto agree that their respective representations, warranties, covenants, and agreements contained herein shall survive the Closing for a period of one (1) year after the Closing Date except that those covenants, representatives and warranties made by Seller with respect to Environmental Matters, Employee Benefits and Taxes (Sections 5.15, 5.19 and 5.21 hereof) shall survive the Closing for such periods of time that the Governmental Authority having jurisdiction over the subject matter of those covenants, representations and warranties may be empowered to assess a liability or deficiency with respect to any of the matters covered thereby (the "INDEMNIFICATION PERIOD").

         10.2 Indemnification by the Seller. Subject to the other provisions of this Article X, the Seller agrees to save and indemnify Purchaser against, and hold it harmless from, any and all liabilities, of every kind, nature and description, fixed or contingent, including without limitation reasonable attorney fees and expenses incurred in connection with any action, claim or proceeding relating to such liabilities ("DAMAGES"), arising from the breach of any of his representations, warranties, covenants, or agreements, contained herein or in the Exhibits or Schedules hereto, which is asserted in writing by Purchaser during the Indemnification Period.

         10.3 Indemnification by Purchaser. Purchaser agrees to save and indemnify the Seller against and to hold him harmless from any and all Damages arising from the breach of any of Purchaser's representations, warranties, covenants or agreements contained herein or the Exhibits hereto, a claim for which is asserted in writing by Seller during the Indemnification Period.

         10.4 Claims. All claims for Damages shall be computed net of the present value of all readily ascertainable future tax benefits associated therewith. No claim shall be made for matters adequately covered by insurance.

         10.5 Seller's Liability. Notwithstanding the other provisions of this
Article X, Purchaser shall not be entitled to indemnification for its Damages unless and until Purchaser has sustained otherwise indemnifiable Damages of (i) Fifty Thousand Dollars ($50,000) per occurrence or $100,000 in the Aggregate (the "BASKET"), and thereafter Purchaser shall be entitled to indemnification only for its Damages exceeding the Basket. The aggregate liability of Seller for indemnification for Damages under this Article X shall not exceed an amount equal to the Purchase Consideration.

         10.6 Purchaser's Liability. Notwithstanding the other provisions of this Article X, Seller shall not be entitled to indemnification for its Damages unless and until Seller has sustained otherwise indemnifiable Damages equal to the amount of the Basket, and thereafter Seller shall be entitled to indemnification only for its Damages exceeding the Basket. Upon a Final Determination of the amount of any claim for Damages made against Purchaser by the Seller, the Seller shall be entitled to recover the amount of such Damages as finally determined.

         10.7 Defense of Claims. Each party entitled to indemnification under this Article X (the "INDEMNIFIED PARTY") agrees to notify the party required to provide indemnification (the "INDEMNIFYING PARTY") with reasonable promptness of any claim asserted against it in respect of which the Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. The failure to provide such notice shall be deemed a waiver of the Indemnified Party's rights to receive indemnity from the Indemnifying Party under this Agreement. The Indemnifying Party shall have the right, at its election, to defend or compromise any such claim at its own expense with counsel of its choice; provided, however, that (i) such counsel shall have been approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; (ii) the Indemnified Party may participate in such defense if it so chooses with its own counsel and at its own expense; and (iii) any such defense or compromise shall be conducted in a manner which is reasonable and not prejudicial to the Indemnified Party's interest in such matter. In the event the Indemnifying Party does not undertake to defend or compromise the claim, the Indemnifying Party shall promptly notify the Indemnified Party of its intention not to undertake to defend or compromise the claim, and the Indemnifying Party shall be bound by (a) the final decree of any court of competent jurisdiction deciding the validity and amount of the claim asserted against the Indemnified Party, and (b) any compromise of such claim.

         10.8 Extension of Time. To the extent that an Indemnified Party delivers written notice of a claim for Damages against an Indemnifying Party prior to the expiration of the Indemnification Period, reasonably identifying the basis for the claim and the amount of any reasonably ascertainable Damages, the Indemnification Period shall be extended for such claim until such claim is resolved by a Final Determination.

         10.9 Final Determination. For the purposes of this Agreement, a "FINAL DETERMINATION" shall exist when (i) the parties agree in writing upon the amount, or (ii) a court of competent jurisdiction shall have made a determination on the merits with respect thereto and appeal therefrom shall not have been taken within a timely fashion from the date of such determination.

                                   ARTICLE XI
                                   TERMINATION

         11.1 General. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

                  (a) By mutual written consent of Seller and Purchaser;

                  (b) By Purchaser if, through no fault of Purchaser, any of the conditions set forth in Article VIII shall not have been fulfilled, or shall become incapable of fulfillment, on or prior to November 15, 2000, and shall not have been waived

                  (c) By Purchaser or Seller, if the Closing Date shall not have occurred on or prior to November 15, 2000 (or such later date as shall have been approved by the parties);

                  (d) By Purchaser or Seller, if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall not have been withdrawn within thirty (30) days after the date on which such order, decree, ruling or other action was first issued or taken, or by reason of any litigation or proceeding pending or threatened to be instituted by any person or governmental body, which, in either case in the good faith judgment of its Board of Directors will in all likelihood result in an order, decree or ruling enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

                  (e) By Purchaser or Seller, if any representation or warranty given or made in this Agreement by the other party was untrue in any material respect as of the date given or made or as of the Closing Date, in light of the circumstances under which such representation or warranty was given or made, or if any covenant given or made in or pursuant to this Agreement, and performable by the other before and as a condition to the Closing is breached and such breach is not promptly cured after notice.

         11.2 Effect. In the event of termination or abandonment by reason of
Section 11.1, this Agreement shall forthwith become void and there shall be no liability of one party to the other by reason of this Agreement unless the reason for termination or abandonment was caused by the action, the failure to act, the misrepresentation, omission or breach by the party to be charged with such liability with respect to a material aspect of the contemplated transaction.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Principal Shareholder, Seller and Purchaser superseding any prior agreement and understanding relating to the subject matter of this Agreement, including, without limitation, the Letter of Intent. This Agreement may be modified or amended only by a written instrument executed by the Principal Shareholder, Seller and Purchaser, acting through their respective officers, duly authorized by their respective Boards of Directors.

         12.2 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

         12.3 Brokers and Agents. Each party hereto represents and warrants that it employed no broker or agent in connection with the transactions contemplated by this Agreement. Each party agrees to indemnify each other party against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

         12.4 Notices. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party, as follows:


                    If to Purchaser, addressed to them at:

                                    XETA Technologies, Inc.
                                    1814 West Tacoma
                                    Broken Arrow, Oklahoma 74012-1406
                                    Attn: Jon A. Wiese, President
                                    Ph.: (918) 664-8200; Fax: (918) 664-6876


                           with a copy (which shall not constitute notice) to:


                                    Barber & Bartz, P.C..
                                    525 South Main, Suite 800
                                    Tulsa, Oklahoma 74103-4511
                                    Attn: Ron Barber
                                    Ph.: (918) 599-7755; Fax: (918) 599-7756

                  If to the Seller, addressed as follows:

                                    Pro Networks Corporation
                                    12 Cool Meadows Drive
                                    Ballwin, Missouri 63011
                                    Attn: John Sargent, President
                                    Ph.: (636) 256-9799; Fax: (___) ___-____

                           or the Principal Shareholder, addressed as follows:

                                    John Sargent
                                    12 Cool Meadows Drive
                                    Ballwin, Missouri 63011
                                    Ph.: (636) 256-9799; Fax: (___) ___-____

                           with a copy (which shall not constitute notice) to:

                                    Ziercher & Hocker, P.C.
                                    231 South Bemiston, 8th Floor
                                    St. Louis (Clayton), Missouri 63105-1914
                                    Attn: Christopher M. Barclay, Esq.
                                    Ph.: (314) 727-5822
                                    Fax: (314) 727-2824

or such other address as any party hereto shall specify pursuant to this Section
12.4 from time to time.

         12.5 Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

         12.6 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         12.7 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Oklahoma applicable to contracts to be entered into and fully performed in the State of Oklahoma by residents of the State of Oklahoma.

         12.8 Further Assurances. Each party will, upon request of the other party, from time to time after the Closing, execute and deliver to the other all such further documents and instruments, and will do or use its reasonable best efforts to cause to be done such other acts, as such other party may reasonably request more completely to consummate and make effective the contemplated transactions.

         12.9 Expenses. Each party shall pay its own expenses in connection with this Agreement and the transactions contemplated by this Agreement. Seller shall indemnify Purchaser against any claims of third parties for brokerage commissions or finders fees in connection with the transactions contemplated by this Agreement insofar as such claims are alleged to be based on arrangements made by Seller or any authorized agent thereof. Purchaser shall indemnify Seller against any such claim of third parties for brokerage commissions or finders' fees in connection with the transactions contemplated by this Agreement insofar as they are alleged to be based on arrangements made by Purchaser. Purchaser represents that no such arrangements exist. All sales, use or other tax, duty or recording cost, if any, imposed upon the transfer of the assets and business to be acquired by Purchaser pursuant to this Agreement shall be paid by Seller.

         12.10 Confidential Information. Each party agrees it and its representatives shall hold in strict confidence, and shall not divulge or disclose to any person without a need to know, any information and documents received from the other party and, if the transactions herein contemplated are not consummated, each party will continue to hold such information and documents in strict confidence and shall return to such other party all such documents then in such receiving party's possession (including the Schedules and Exhibits to this Agreement) without retaining copies thereof; provided, that each party's obligations under this Section 12.10 to maintain such confidentiality shall not apply to any information or documents that are in the public domain when furnished by the other or to be disclosed required by applicable law.

         12.11 Publicity. Seller and Purchaser each agree that, without the written consent of the other, it will not issue a press release or otherwise publicly disclose the transactions contemplated by this Agreement except as may be required by law. Any public announcement of this Asset Purchase will be made by Purchaser and Seller jointly and simultaneously, and the wording of any such announcement will be mutually agreed upon unless, in the reasonable judgment of counsel for Purchaser, any laws, rules or regulations to which Purchaser is subject (including the rules of NASDAQ) mandate other wording, in which event such other laws, rules or regulations as interpreted by Purchaser and its counsel shall control; provided, however, that from and after the Closing, Purchaser shall be entitled to issue press releases or otherwise publicly disclose its acquisition of the Business.

         12.12 Equitable Relief. Each party recognizes that the other is likely to suffer irreparable damage if the provisions of Sections 12.10 or 12.11 are not specifically enforced. In the event of a dispute concerning any of these sections, each party agrees that the other may, without posting bond or security, obtain an temporary or permanent injunction restraining the consummation of any action or transaction prohibited thereby pending determination of such dispute. The provisions of Sections 12.10 and 12.11 shall likewise be enforceable by a decree of specific performance. In the event of litigation relating to such provisions, if the court determines that either party or any of its employees, agents or representatives has breached any thereof, the injured party shall be entitled to recover from the breaching party its reasonable fees, costs, and expenses (including attorney fees) incurred in connection with the negotiation of this Agreement, any related due diligence review, and/or the prosecution of any equitable or legal proceedings and any appeal therefrom.

         12.13 Dispute Resolution. Subject to Section 12.12, any dispute under this Agreement which is not settled by mutual agreement among the parties hereto, shall be finally settled by binding arbitration, conducted by and in accordance with the rules then in effect of the American Arbitration Association. The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the parties. Each party shall bear its own costs and attorneys' and witness' fees. The prevailing party in any arbitration, as determined by the arbitration panel, may be entitled to an award against the other party in the amount of the prevailing party's costs and reasonable attorneys' fees. In making any such award, if any, the arbitration panel shall take into consideration the outcome of the proceeding and the reasonableness of the conduct of each such party in connection with the dispute, in light of the facts known to such party at the time such party engaged in such conduct. The arbitration panel shall not have authority to award punitive damages. The arbitration shall be held in Tulsa, Oklahoma.

         12.14 Captions. The captions and headings in this Agreement are for convenience only and will not be considered in interpreting any provision of this Agreement. Unless otherwise indicated, all article and section references are to the articles and sections of this Agreement and all references to day are to calendar days. Whenever under the terms of this Agreement, the time for performance of a covenant or condition falls upon a Saturday, Sunday or Missouri state holiday, such time for performance will be extended to the next business day.

         12.15 Successors. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by either of the parties to this Agreement without the prior written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties to this Agreement and their successors in interest and permitted assignees (if any), any rights or remedies under or by reason of this Agreement.

         12.16 Waiver. Either Purchaser or Seller shall have the right to waive any one or more conditions precedent to Closing and to proceed with the transactions contemplated by this Agreement, without, however, releasing the other of its obligations from any liability for loss or damage sustained by reason of any such breach of any representation, warranty or covenant.

         12.17 Exhibits. The Schedules and Exhibits referred to in this Agreement are incorporated by reference into this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



"Purchaser"                                  "Seller"

XETA TECHNOLOGIES, INC.                      PRO NETWORKS CORPORATION


By   /s/ Jon A. Wiese                        By   /s/ John G. Sargent
     ------------------------------               ------------------------------
     Jon A. Wiese, President                      John G. Sargent, President



                             "Principal Shareholder"


/s/ Nancy R. Sargent                         /s/ John G. Sargent
--------------------------------------       -----------------------------------
NANCY RHEA SARGENT, Trustee of the           JOHN GERARD SARGENT, Trustee of the
Nancy Rhea Sargent Revocable Living          John Gerard Sargent Revocable
Trust dated December 17, 1999                Living Trust dated December 17,
                                             1999

/s/ Nancy R. Sargent                         /s/ John G. Sargent
--------------------------------------       -----------------------------------
NANCY RHEA SARGENT, individually             JOHN GERARD SARGENT, individually